Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

CECO Environmental Corp. and Subsidiaries

Cincinnati, Ohio

We hereby consent to the incorporation by reference in Registration Statement Nos. 333-130294 and 333-183275 on Form S-3 and Registration Statement Nos. 333-33270, 333-143527, 333-159948, 333-200000, and 333-206743 on Form S-8 of our reports dated March 22, 2016, relating to the consolidated financial statements and the effectiveness of CECO Environmental Corp. and Subsidiaries’ internal control over financial reporting, which appear in this Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2015.

/s/ BDO USA, LLP

Chicago, Illinois

March 22, 2016